Exhibit 21.1

FC GLOBAL REALTY INCORPORATED

a Nevada corporation

LIST OF SUBSIDIARIES

(as of December 31, 2017)

Radiancy, Inc. a Delaware corporation

PhotoMedex Technology, Inc., a Delaware corporation

Lumiere, Inc., a Nevada corporation*

Radiancy (Israel) Ltd., a company organized under the laws of Israel

Photo Therapeutics Limited, a company organized under the laws of England and Wales

FC Global Realty Operating Partnership, LLC

First Capital Avalon Jubilee, LLC

RETPROP I, LLC

Central Valley Gas Station Development, LLC**

PhotoMedex de Colombia SAS***

* Closed during the year ending December 31, 2017

**75% owned by the Company

***in process of being shut down